EXHIBIT 10.1

[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the Securities and Exchange Commission.]

                                  EXHIBIT 10.1

                   RESEARCH AND TECHNOLOGY TRANSFER AGREEMENT

      This Research and Technology Transfer Agreement (the "AGREEMENT") is entered into and made effective as of this 1st day of July, 1999 (the "EFFECTIVE DATE") by and between Interleukin Genetics, Inc., a Texas corporation having its principal place of business at 100 N.E. Loop 410, Suite 820, San Antonio TX 78216-4749 ("IL") and The University of Sheffield, Western Bank, Sheffield S10 2TN, England (the "UNIVERSITY"), acting through The Department of Molecular & Genetic Medicine ("MGM").

                                    RECITALS

      A. University and IL entered into a Master Agreement for Technology Evaluation (as defined below). Following the procedures set forth in the Master Agreement for Technology Evaluation, the parties have entered into a number of specific Project Agreements (as defined below), pursuant to which the parties have agreed to work together in the development and commercialization of certain technology including technology around the genetics of inflammatory diseases and other disorders. The parties have also entered into a Master Technology and Patent License Agreement (as defined below), pursuant to which the University licensed certain technology which was not covered under the scope of a specific Project Agreement.

      B. This Agreement is intended as a complete amendment and restatement of the provisions set forth in the Master Agreement for Technology Evaluation, the Project Agreements and the Master Technology and Patent License Agreement. This Agreement supercedes in its entirety those prior agreements.

      C. The parties desire to continue with their joint collaborative relationship around various technologies. This Agreement is intended to set forth the terms and conditions of that ongoing relationship.

      NOW, THEREFORE, in consideration of the foregoing premises and of the terms and conditions of this Agreement, the parties agree as follows:

1. DEFINITIONS

      1.1 "ANNUAL RESEARCH PLAN" means the written plan describing the research in the Field of Use to be carried out during each year of the Research Program by Sheffield Investigators and IL. Each Annual Research Plan will be set forth in a written document devised by and adopted by the Research Steering Committee.

      1.2 "FIELD OF USE " means the scope of the relationship as set forth in
Schedule 1 as amended from time to time by mutual agreement of the parties.


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      1.3 "INNOVATIONS WITHIN THE FIELD OF USE" means all ideas, inventions, apparatus, systems, data, discoveries, methods, processes, improvements, works of authorship and other innovations of any kind within the Field of Use, whether or not they are eligible for patent, copyright, trademark, service mark, trade dress, trade secret or other legal protection.

      1.4 "INTELLECTUAL PROPERTY RIGHTS" means patent applications, patents, design rights or other similar invention rights, rights of priority, copyrights, trademarks, service marks, trade dress, trade secret rights and other intangible rights, whether existing under statutory or common law, in any country in the world.

      1.5 "JOINT INNOVATIONS WITHIN THE FIELD OF USE" means all inventions, improvements, works of authorship and other innovations of any kind within the Field of Use that may be made, conceived, developed or reduced to practice jointly by Sheffield Investigators and by IL and its employees and consultants, in the course of this Agreement, whether or not they are eligible for patent, copyright, trademark, service mark, trade dress, trade secret or other legal protection.

      1.6 "LICENSED INVENTION" means any apparatus, system, process, method or other invention claimed in any of the Patents, and any work of authorship, know how, trade secret and other technology within the Field of Use covered by any other Intellectual Property Right of the Sheffield Investigators.

      1.7 "MASTER AGREEMENT FOR TECHNOLOGY EVALUATION" means the Master Agreement for Technology Evaluation dated July 1, 1996 entered into by IL and the University.

      1.8 "INTERLEUKIN GENETICS MASTER TECHNOLOGY AND PATENT LICENSE AGREEMENT" means the Master Technology and Patent License Agreement dated January 1, 1998 entered into by IL and the University.

      1.9 "IL INNOVATIONS WITHIN THE FIELD OF USE" means all Innovations within the Field of Use that may be made, conceived, developed or reduced to practice solely by IL and its employees, consultants, and technicians.

      1.10 "PARTY OR PARTIES" means the two parties to this agreement that is IL and/or University as the case may be.

      1.11 "PATENTS" means (i) any and all patents in any countries of the world that may issue to IL or the University based on those patent applications listed in Schedule 2 as amended from time to time; (ii) any other patents in any countries of the world that may issue to the University or IL during the term of this Agreement to the extent they cover any Innovations conceived, developed or reduced to practice at least in part by Sheffield Investigators within the Field of Use; and (iii) any and all divisionals, continuations, continuations-in-part, reissues, extensions, and reexaminations of any of the foregoing.

      1.12 "PROJECT AGREEMENTS" means, collectively, all the various project agreements that IL


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and University entered into pursuant to the Master Agreement for Technology
Evaluation. The Project Agreements that are in effect between IL and University as of the Effective Date of this Agreement are listed in Schedule 3.

      1.13 "RESEARCH PROGRAM" means the collaborative research program in the Field of Use to be conducted by Sheffield Investigators and IL pursuant to
Section 4 of this Agreement and reflected in the Annual Research Plan.

      1.14 "RESEARCH STEERING COMMITTEE" shall be as defined in Section 4 of this Agreement.

      1.15 "SHEFFIELD INVESTIGATORS" shall mean the individuals at University including its employees, consultants, faculty, technicians, visiting scientist students and post doctoral associates all as listed on Schedule 4 as such schedule is amended from time to time.

      1.16 "UNIVERSITY INNOVATIONS WITHIN THE FIELD OF USE" means all Innovations within the Field of Use that may be made, conceived, developed or reduced to practice solely by Sheffield Investigators.

2. TECHNOLOGY TRANSFER

      2.1 TRANSFER OF CURRENT TECHNOLOGY. In consideration for the grants of stock set forth below, the University hereby agrees to assign to IL all right, title and interest to the Patents set forth in Schedule 2 and to all Intellectual Property Rights therein.

      2.2 LICENSE AND TRANSFER OF INNOVATIONS. In consideration for the stock options grants set forth below, the University hereby grants to IL an exclusive, worldwide, irrevocable, transferable license, to all University Innovations within the Field of Use and future Patents and any other applicable Intellectual Property Rights, not listed in Schedule 2 as amended from time to time, and developed during the term of this Agreement.

      2.3 ASSIGNMENT OF RIGHTS. Upon the filing of a patent application with respect to a University Innovation within the Field of Use, the University hereby agrees to assign to IL all right, title and interest to such Patent and to all Intellectual Property Rights therein. During the term of this Agreement, University will not grant to any other third party any licenses or rights with respect to any of the University Innovations within the Field of Use.

      2.4 USE FOR INTERNAL RESEARCH PURPOSES. Notwithstanding Sections 2.1, 2.2 and 2.3, the University retains the right to practice and utilize any University Innovations within the Field of use for its own internal non-commercial research purposes, for carrying out its responsibilities under this Agreement, and for publications according to the criteria set forth in Section 6 of this Agreement.

      2.5 EXECUTION OF DOCUMENTS. The University agrees to execute, and to cause its employees, faculty, consultants, technicians, visiting scientists, researchers, investigators, post-


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doctoral associates, staff and/or students to execute any documents reasonably requested by IL to transfer and perfect the assignment to IL of the Patents and Intellectual Property Rights therein.

3. GRANTS OF STOCK AND STOCK OPTIONS

      3.1 GRANT OF STOCK AND TRANSFER OF PATENT. In consideration for the University relinquishing its net proceeds interests in all Project Agreements, and the transfer of Patents set forth above, IL shall grant to the University 275,000 shares of common stock in IL pursuant to the terms and conditions of the Subscription Agreement attached as Schedule 5. IL also hereby agrees to assign to University all rights, title and interest to the patent application entitled "Expression Cloning and Single Cell Detection of Phenotype", patent application number PCT/US 98/26715, including all rights to all international filings, divisional, continuation, continuations-in-part, reissues, extensions and re-examining related thereto.

      3.2 GRANT OF FUTURE STOCK OPTIONS. In consideration for the future research performed by Sheffield Investigators and the transfer of Patents based on future University Innovations or Joint Innovations within the Field of Use as set forth above, IL shall grant to the University on an annual basis (with the first options to be granted on July 1, 2000 and on such date each year thereafter as long as this Agreement is in effect), options to purchase 25,000 shares of common stock in IL pursuant to the terms and conditions of the Stock Option Agreement attached as Schedule 6; provided that the Exercise Price (as defined in the Stock Option Agreement) of such options shall be equal to the "Current Market Price" (as defined below) of the common stock on the applicable annual grant date, and the Exercise Period (as defined in the Stock Option Agreement) of such options shall be five years from the applicable annual grant date. In addition, for each Patent application that IL files containing a University Innovation or a Joint Innovation within the Field of Use (exclusive of the Patents listed in Schedule 2 and which the parties agree have been accounted for in Section 3.1), IL will grant to the University on an annual basis (with the first options to be granted on July 1, 2000 and on such date each year thereafter as long as this Agreement is in effect) options to purchase 10,000 shares of common stock in IL for each Patent filed during the preceding 12 months, pursuant to the terms and conditions of the Stock Option Agreement attached as Schedule 6; provided that the Exercise Price (as defined in the Stock Option Agreement) of such options shall be equal to the "Current Market Price" (as defined below) of the common stock on the applicable annual grant date, and the Exercise Period (as defined in the Stock Option Agreement) of such options shall be five years from the applicable annual grant date.

      The "Current Market Price" at any date shall mean, in the event the common stock is publicly traded, the average of the daily closing prices per share of such equity security for the 10 consecutive trading days ending on the trading day immediately before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 10 trading day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid prices regular way, in either case on the principal national securities exchange on which such equity security is listed or admitted to trading, or if not listed or admitted to trading on any national


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securities exchange, the closing bid price for such day reported by NASDAQ, if such equity security is traded over-the-counter and quoted in the National Market System, or if such equity security is so traded, but not so quoted, the average of the closing bid prices of such equity security as reported by NASDAQ or any comparable system or, if such equity security is not listed on NASDAQ or any comparable system, the average of the closing bid prices as furnished by two members of the National Association of Securities Dealers, Inc., selected in good faith from time to time by the Board of Directors of IL for that purpose. If such equity security is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of such equity security shall be deemed to be the fair value as determined in good faith by the Board of Directors of IL, irrespective of any accounting treatment.

      3.3 EXECUTION OF DOCUMENTS. IL agrees to execute, and to cause its employees and consultants to execute any documents reasonably requested by University to transfer and perfect the titling of stock certificates and/or stock options to the University. In addition, as a condition to receiving the option grants described above or prior to transferring same, all as governed by the terms of the Stock Option Agreement, the University agrees to execute, and to cause its employees and consultants to execute, an investment letter containing representations and warranties as to investment intent, financial sophistication and ability to bear the risk of any investment in the options and the common stock underlying same and such other matters as may be reasonably appropriate and acceptable to IL to demonstrate compliance with relevant securities and other laws and regulations before any such issuance of options shall be given effect. Such representations and warranties may include those contained in or similar to the Subscription Agreement attached as Schedule 5.

      3.4 OPTION, SHORT POSITION AND OTHER TRANSACTIONS. University covenants that neither University nor its affiliates nor any person acting on its or their behalf has entered, has the intention of entering or will enter into any put option, short position or other similar instrument or position anywhere in the world with respect to the common stock of IL or any security convertible into or exercisable for the common stock of IL. In addition, University covenants that neither University nor its affiliates nor any person acting on its or their behalf has entered, has the intention of entering or will enter into any other scheme or arrangement for the intended purpose of lowering the price at which the options to be issued pursuant to this Agreement may be exercised. University covenants and agrees to inform its employees, consultants and other relevant parties of the requirements and restrictions of this section and otherwise contained in the Subscription Agreement and impose and use it best efforts to enforce such restrictions upon such persons.

4. RESEARCH PROGRAM

      4.1 RESEARCH PROGRAM. Sheffield Investigators agree to use best efforts based on reasonable business judgment to perform research within the Field of Use according to priorities established by the Research Steering Committee. The Research Steering Committee shall develop an Annual Research Plan which shall address short and long term focuses and resources to be committed. IL shall have the right to participate in such research and any such efforts of IL


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
shall be part of the Annual Research Plan. Without first obtaining the written approval of IL, Sheffield Investigators will not perform additional research in the Field of Use area (including genetic discovery, functional genetics, functional biology or clinical studies) for third parties whether pursuant to a sponsored research agreement, donations or other support or otherwise where the University cannot transfer all right, title and interest to Innovations within the Field of Use and related Intellectual Property Rights to IL. Notwithstanding the above, Sheffield Investigators can: (a) perform whole genome searches for third parties, but will not perform additional research within the Field of Use without obtaining written approval of IL, and/or (b) perform research funded by charities, governmental agencies, or other non-commercial entities within the Field of Use as long as Sheffield Investigators receive the approval of a Sheffield appointee of the Research Steering Committee. Sheffield Investigators will notify IL of all proposed research within the Field of Use. Prior to any individual beginning work under the Research Program, the University shall require that such individual execute and sign in substantially similar form the Sheffield Investigator Agreement attached as Schedule 7 and University shall notify IL that such individual is added to Schedule 4 as a Sheffield Investigator.

      4.2 RESEARCH STEERING COMMITTEE. IL and University shall establish a Research Steering Committee, ("RSC") with a minimum of four members and a maximum of six members. The RSC shall plan, administer and monitor the Research Program. In particular, the RSC shall prepare an Annual Research Plan, review progress in the Research Program and recommend necessary adjustments to the Research Program as the research takes place. IL and the University each have the option to appoint up to three members to the RSC. IL initially appoints Kenneth Kornman, and Philip Reilly. The University initially appoints Gordon Duff and David Winstanley. Either IL or the University may nominate alternative or replacement members to serve on the Steering Committee by notice in writing to the other party, provided, however, Gordon Duff will always serve as one member of the University's two appointments, representing Sheffield Investigators, so long as he is an employee of the University. The RSC shall be chaired by two co-chairpersons, one appointed by IL and one appointed by the University. The initial Chair for IL shall be Kenneth Kornman and the initial chair for the University shall be Gordon Duff. The RSC representatives of each Party shall collectively have one vote on all matters before the RSC. All decisions of the RSC shall be made by unanimous vote of both parties. The Steering Committee will meet on a regular basis as the committee members may determine to be necessary. Written minutes of the meetings of the RSC will be kept and will be circulated prior to the next meeting for committee members' approval at the next meeting.

      4.3 PATENT PROSECUTION AND OTHER COSTS. IL will have responsibility for and control of the preparation and filing in a country of IL's choosing the patent application with respect to those Innovations within the Field of Use for which IL determines in its judgment that patent protection should be sought. IL will have responsibility for the ongoing prosecution of such patent applications, as well as for the preparation, filing and prosecution of any corresponding international patent applications. IL will itself bear all costs for the preparation, filing and prosecution of all patent application for each such Innovation within the Field of Use including the costs of all corresponding international patent applications (including but not limited to filing fees, translation costs and legal fees). Each party will carry out the activities for which it is


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responsible at its own expense, including the costs of any research and development, commercialization costs, internal staff and overhead costs, consultants and other outside contractors assisting a party in performing its duties. IL may, in its sole discretion, provide research funding to support work being performed by Sheffield Investigator(s) in support of its ongoing research within the Field of Use. Any such research funding will be set forth in a separate agreement.

5. OWNERSHIP

      5.1 IL INNOVATIONS WITHIN THE FIELD OF USE. IL shall be the sole and exclusive owner of IL Innovations, and all Intellectual Property Rights in the foregoing.

      5.2 UNIVERSITY INNOVATIONS WITHIN THE FIELD OF USE. University agrees to assign to IL all right, title and interest in and to any University Innovations within the Field of Use and Patents and to all Intellectual Property Rights therein.

      5.3 JOINT OWNERSHIP. University agrees to assign to IL all right, title and interest in and to any Joint Innovations within the Field of Use and Patents and to all Intellectual Property Rights therein.

6. PUBLICATION

      6.1 PUBLICATION. While neither Party wishes in any way to restrict the academic freedom of those participating in the project, the Parties aim to prevent publications or statements that adversely affect the commercial interest of IL. IL agrees that Sheffield Investigators shall be encouraged to present a symposia, national or regional professional meetings, and to publish in journals, theses, dissertations, or otherwise of University's own choosing, methods and results of the Research Program. Before publishing or presenting, however, Sheffield Investigators and University shall furnish a copy of any proposed publication or presentation to IL reasonably in advance (preferably at least six weeks) of the submission of such proposed publication or presentation to a journal, editor, or other third party. IL shall have one month, after receipt of said copy, to notify Sheffield Investigator and University of its objection to such proposed presentation or proposed publication because there is patentable subject matter or Confidential Information which needs protection. In the event that IL makes such notification, University shall refrain from making such publication or presentation for a maximum of 6 months from date of receipt of such notification in order for IL to file patent application(s) with the United States Patent and Trademark Office and/or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation and University shall edit such proposed publications or presentations to remove the material identified by IL as Confidential Information. Both Parties will strive for consensus before publishing. If a publication does result, the authors will acknowledge IL's support of the research in the publications and authorship shall be jointly decided by IL and University based on accepted scientific practice.


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
The parties acknowledge that emergency situations may arise where a Sheffield Investigator is attempting to meet a deadline. The Parties will attempt to accommodate such deadlines as long as all patentable subject matter or Confidential Information is protected.

      6.2 RIGHT TO DATA. IL shall have the right to use the data generated from the Research Program in filing patent applications, in filing for regulatory approvals and for any other commercial purposes.

7. TERM AND TERMINATION

      7.1 TERM. Unless earlier terminated in accordance with the terms of this
Section 7, this Agreement shall remain in effect from the Effective Date for a period of five (5) years, and shall thereafter automatically renew for additional one (1) year periods, unless either party gives written notice to the other party at least six (6) months in advance of any renewal date that such party does not wish to renew this Agreement.

      7.2 TERMINATION UPON NOTICE OF BREACH. In the event that either party breaches or defaults under any material term or condition of this Agreement, and such breach or default is not cured within sixty (60) days of written notice of the same from the other party, the other party may, in addition to any other remedy that it may have at law or in equity or under this Agreement, terminate this Agreement.

      7.3 TERMINATION UPON DUFF DEPARTURE. IL may at its option upon written notice to the University terminate this Agreement in the event that Professor Gordon Duff is no longer an employee of the University as a result of a change in his employment.

      7.4 IMMEDIATE TERMINATION UPON CERTAIN EVENTS OF BANKRUPTCY. Either party may at its option terminate this Agreement immediately upon written notice to the other party upon the occurrence of any of the following events:

            (a) In the event that the other party makes an assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a voluntary petition in bankruptcy; is adjudicated to be bankrupt or insolvent; files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation, or files an answer or similar pleading admitting the material allegations of a petition filed against it in any such proceeding; or consents to or acquiesces in the appointment of, or has its business placed in the hands of, a trustee, receiver, assignee, or liquidator of it or any substantial part of its business, assets or properties, whether by voluntary act or otherwise; or

            (b) In the event that either party ceases doing business as a going concern, or it or its shareholders take any action in anticipation of or furtherance of dissolution or liquidation.


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      7.5 EFFECT OF TERMINATION. In the event of the expiration of the term or early termination of this Agreement for any reason, the following provisions shall apply:

            (a) except as provided in this Section 7.5 or under Section 7.6 below, all further obligations of both parties under this Agreement will cease as of the date of termination of this Agreement; and

            (b) IL shall retain ownership of any Innovations within the Field of Use, Patents and Intellectual Property Rights to which University had assigned its right, title and interest or to which University was obligated to assign right, title and interest under this Agreement as of the date of such termination.

            (c) The University shall retain ownership of any stock or stock options which the University has been granted under Sections 3.1 and 3.2 of this Agreement as of the date of such termination.

      7.6 SURVIVAL OF CERTAIN PROVISIONS. The provisions of Articles 5 and 6-12 of this Agreement will survive the expiration or termination of this Agreement. In addition, the provisions of Sections 2.2 and 2.3 shall survive with respect to any Innovations within the Field of Use discovered, conceived, developed or reduced to practice during the term of this Agreement, even if Patents or other Intellectual Property Rights therein are not filed, issued or perfected until after the expiration or termination of this Agreement. In addition, the provisions of Section 3.2 shall survive with respect to: (a) any patent application that IL files containing a University Innovation or Joint Innovation within the Field of Use even if the patent applications are not filed until after the expiration or termination of the Agreement, and (b) a pro-rata share of the annual option to purchase 25,000 shares of Common Stock of IL accruing to the University that have not yet been granted as of the date of the termination.

8. SETTLEMENT OF DISPUTES

      8.1 DISPUTE RESOLUTION. If a dispute arises out of or relates to this Agreement or its breach (the "Matter"), the Parties agree to resolve the Matter as follows:

            (a) A Party shall submit written notice of the Matter to the other Party and request negotiation;

            (b) The Parties shall attempt in good faith to resolve any Matter arising out of or relating to this Agreement by promptly appointing representatives with authority to resolve disputes to negotiate the resolution The designated representatives shall meet as often as necessary during a fifteen
(15) day period (or such other time as the parties may agree) to gather and furnish to the other all information with respect to the matter in issue which is appropriate and germane in connection with its resolution. Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding


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relating thereto. During the course of such negotiation, all reasonable requests made by one party to the other for non-privileged information reasonably related to this Agreement, will be honored in order that each of the parties may be fully advised of the other's position. The specific format for such discussions will be left to the discretion of the designated representatives, but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

            (c) If the Matter has not been resolved within sixty (60) days of a Party's request for negotiation, either Party may request that the Matter be submitted to a sole mediator selected by the Parties for a mandatory one (1) day mediation; and

            (d) If the Matter has not been resolved by such mediation, either Party may submit the Matter for binding arbitration in accordance with the Commercial Rules of the American Arbitration Association ("AAA"). A single arbitrator shall be selected from the AAA's large complex case panel, provided, however, if this panel is of insufficient size to pick the arbitrator, then the regular commercial panel shall be used to pick the arbitrator. In the event the parties cannot agree on the arbitrator within thirty (30) calendar days of issuance of a written demand for arbitration by either party, then the American Arbitration Association shall designate the arbitrator.

            (e) The award shall be made within six (6) months of selection of an arbitrator(s).

      8.2 APPROVAL OF ONE SUBSTANTIVE POSITION OF THE PARTIES. In all arbitration proceedings submitted under Section 8.1(d), the arbitrator shall be required to agree upon and approve the substantive position advocated by either IL or the University with respect to each disputed item(s). Any decision rendered by the arbitrator that does not reflect a substantive position advocated by either IL or the University shall be beyond the scope of authority granted to the arbitrator and shall be void. No decision of the arbitrator shall ever be construed as or have the effect of amending or altering this Agreement or the parties' rights and responsibilities with respect thereto.

      8.3 The mediation and arbitration shall be held in San Antonio, Texas, U.S.A. or other mutually agreed location. The Parties, their representatives, the mediator and the arbitrator shall hold the existence, content and results of any negotiation, mediation or arbitration in confidence unless disclosure is required by law or regulation, and in such case the Parties shall take reasonable precautions to only disclose what is required by law or governmental regulation.

      8.4 Any award of the Arbitration shall be binding on the Parties and shall be enforceable in any court having jurisdiction over the Party from whom enforcement is requested.

      8.5 If the dispute resolution procedure of this Article 8 is not instituted by submission of written notice under Section 8.1(a) within three (3) years of the Party's first knowledge of a


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Matter or is not diligently pursued, then such Party waives its rights to seek a remedy for such Matter.

      8.6 OTHER DISPUTES. Notwithstanding this Article 8, either party can seek injunctive relief in a court of competent jurisdiction.

9. CONFIDENTIALITY

      9.1 CONFIDENTIALITY OF THE AGREEMENT. The parties agree to maintain all terms and conditions of this Agreement in confidence, except that (i) IL may state that it has a collaborative research and technology transfer agreement with the University in the Field of Use under this Agreement and may name the patents and Intellectual Property Rights to which this applies; (ii) The University may state that it has a collaborative research and technology transfer agreement in the Field of Use with IL and may state that it has received stock in IL; (iii) this Agreement may be disclosed to either party's attorneys, accountants or other professional advisors in the course of seeking professional advice and to the extent required by applicable securities law and regulations or other law or regulations or court order; and (iv) this Agreement may be disclosed by IL to entities with which IL is discussing a proposed sale of its stock, sale of all or substantially all of its assets, obtaining financing or entering into a partnering arrangement, provided that the entity to whom the terms of this Agreement is to be disclosed has executed a reasonable non-disclosure agreement.

      9.2 PROTECTION OF CONFIDENTIAL INFORMATION. Each party agrees to keep all Confidential Information of the other party to which it has access hereunder strictly confidential, and agrees that it will not, except with the express permission of the other party or as required by applicable law or regulations or by court order, use such information except in the performance of this Agreement, or disclose any such Confidential Information to any person or entity other than its own employees, faculty, consultants, technicians, visiting scientists, researchers, investigators, post-doctoral associates, staff and/or students who have a need to know and who have been informed in advance of the receiving party's obligations with respect to such Confidential Information. Confidential Information may be disclosed by IL to entities with which IL is discussing a proposed sale of its stock, sale of all or substantially all of its assets, obtaining financing or entering into a partnering arrangement, provided that the entity to whom the Confidential Information is to be disclosed has executed a reasonable non-disclosure agreement. The obligations of this Section 10 will survive for a period of five (5) years from termination of this Agreement.

10. REPRESENTATIONS AND WARRANTIES

      10.1 BY THE UNIVERSITY. The University represents and warrants to IL that:

            (a) AUTHORITY. The University has the full right and power to perform its


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obligations under this Agreement, and to license and/or transfer Patents and
University Innovations within the Field of Use to IL;

            (b) INCONSISTENT OBLIGATIONS. There are no outstanding agreements, licenses, assignments or encumbrances inconsistent with the provisions of such licenses or with any other provision of this Agreement; and

            (c) INFRINGEMENT OF RIGHTS OF OTHERS. To the best of the University's knowledge as of the Effective Date, the University knows of no third parties' rights which would be infringed by practicing the inventions claimed in the Patents listed in Schedule 2. The University will promptly notify IL in the event that it learns or has cause to believe at any time that any third parties' rights would or might be infringed by practicing the inventions claimed in any Patents or by any Innovation within the Field of Use thereto.

      10.2 BY IL. IL represents and warrants to University that:

            (a) AUTHORITY. IL has the full right and power to perform its obligations under this Agreement, and to transfer the securities to the University;

            (b) INCONSISTENT OBLIGATIONS. There are no outstanding agreements, licenses, assignments or encumbrances inconsistent with the provisions of such licenses or with any other provision of this Agreement, and.

      10.3 NO OTHER WARRANTIES. EXCEPT AS SET FORTH IN THIS SECTION, UNIVERSITY AND IL MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, RELATING TO THIS AGREEMENT OR ANY GENERAL INNOVATION, AND UNIVERSITY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11. LIMITATION OF LIABILITY

      EXCEPT FOR ANY WILLFUL BREACH OF ARTICLES 6 OR 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT.

12. GENERAL

      12.1 GOVERNING LAW. This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with the laws of the state of Texas, U.S.A. No conflicts-of-law rule or law which might refer such construction and interpretation to the laws of another state, republic, or country shall be considered. Any national law, United Nations treaty or convention, or law arising from any international treaty is hereby waived in favor of the application of Texas law. The Parties hereby specifically exclude the application of The Convention for the International Sale of Goods. All questions concerning the construction or effect of patent right shall be construed in accordance of the laws of the country granting those rights. Except for injunctive relief, all disputes arising in connection herewith shall be resolved by the dispute resolution procedure of Article 8. If either Party seeks an injunction, equitable relief or enforcement of the arbitrator such action shall be submitted to the exclusive jurisdiction of the courts in San Antonio, Texas, U.S.A. and both Parties agree to submit to the jurisdiction of such courts.

      12.2 WAIVER AND MODIFICATION. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

      12.3 SEVERABILITY. Both Parties hereby especially agree in contract that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

      12.4 NOTICES. All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given: (i) when sent by confirmed facsimile; (ii) ten (10) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or
(iii) five (5) working days after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section:

            TO IL:

            Kenneth S. Kornman, DDS, PhD
            President
            Interleukin Genetics, Inc.
            100 NE Loop 410, Suite 820
            San Antonio, TX 78216-4749
            U.S.A.

            with a copy to:

            U. Spencer Allen

            Chief Financial Officer
            Interleukin Genetics, Inc.
            100 NE Loop 410, Suite 820
            San Antonio, TX 78216-4749
            U.S.A.

            TO THE UNIVERSITY:

            Dr. David J. Winstanley
            The University of Sheffield
            Research and Consultancy Unit
            2-4 Palmerston Road
            Sheffield, S10 2TE
            England

            with a copy to:
            Professor Gordon W. Duff
            Lord Florey Chair of Molecular Medicine
            The University of Sheffield
            Department of Molecular & Genetic Medicine
            Royal Hallamshire Hospital
            Sheffield, S10 2JF
            England

            Sir Gareth Roberts
            Vice Chancellor
            The University of Sheffield
            Sheffield
            England

      12.5 DELAYS BEYOND CONTROL. Neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party's reasonable control, and such failure or delay will not constitute a material breach of this Agreement.

      12.6 ASSIGNMENT. Neither party may assign its rights or obligations hereunder, by operation of law or otherwise, without express written consent of the other party, which consent will not be unreasonably withheld. Any attempted assignment without such consent shall be void. Subject to the foregoing, this Agreement will benefit and bind the successors and assigns of the parties.

      12.7 NO THIRD PARTY BENEFICIARIES; NO AGENCY. Except as expressly provided herein to the contrary, no provision of this Agreement, express or implied, is intended or will be construed to confer rights, remedies or other benefits to any third party under or by reason of this Agreement. This Agreement will not be construed as creating an agency, partnership or any other form of legal association (other than as expressly set forth herein) between the parties.

      12.8 ENTIRE AGREEMENT. This Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior agreements and discussions between MMS and University.

      12.9 MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be considered an original and all of which together will constitute one agreement. This Agreement may be executed by the attachment of signature pages which have been previously executed.

      12.10 CUMULATION. All rights and remedies enumerated in this Agreement will be cumulative and none will exclude any other right or remedy permitted herein or by law.

      12.11 PUBLICITY. Neither Party hereto shall originate any publicity, news release or other public announcements, written or oral, whether to the public press or otherwise, relating to this Agreement, to any amendment hereto or to either Party's performance hereunder, without the prior written approval of the other Party, which approval shall not be unreasonably withheld.

      12.12 HEADINGS. The headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      12.13 REVIEW OF COUNSEL. Each Party acknowledges that it and its counsel have received and reviewed this Agreement and that normal rules of construction, to the effect that ambiguities are to be resolved against the drafting Party, shall not apply to this Agreement or to any amendments, modifications, schedules, exhibits or attachments to this Agreement.

      12.14 EXPENSES. Each Party is responsible for its own expenses related to the preparation and execution of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as set forth below:


INTERLEUKIN GENETICS, INC.                   THE UNIVERSITY OF SHEFFIELD

By:                                                By:

Printed Name: KENNETH S. KORNMAN, DDS, PHD         Printed Name:

Title: PRESIDENT                                   Title:

                                   SCHEDULE 1

                                  FIELD OF USE

                                  CONFIDENTIAL

1. Discovery and development of new technology (markers, genes and/or gene polymorphisms etc.) involved in the regulation and control of cytokine mechanisms involved in inflammatory pathological processes and inflammatory diseases, including but not limited to the genetics of cytokines for all uses including diagnostic (including prognostic, diagnostic and pharmacogenomic uses), therapeutic or prophylactic regimens (including prescription drug and nutraceutical regimens).

2. Discovery and development of new technology (markers, genes and/or gene polymorphisms, etc.) within the IL-1 and TNF gene clusters for all clinical fields and for all uses including diagnostic (including prognostic, diagnostic and pharmacogenomic uses), therapeutic or prophylactic regimens (including prescription drug and nutraceutical regimens).

3. Protease technology - all applications.

                                   SCHEDULE 2

                              PATENTS APPLICATIONS

                                  CONFIDENTIAL

PENDING, ISSUED

      o   Detecting Genetic Predisposition for Osteoporosis, Patent # 5,698,399

      o   Prediction of Chronic Obstructive Airway Disease, US 09/005,923

      o   Prediction of Risk of Interstitial Lung Disease, US 09/286,108

      o   Prediction of Coronary Artery Disease, US 08/013,456

      o   Diagnostics and Therapeutics for Restenosis, pending

      o   Fetal Testing for Prediction of Low Birth Weight, US 60/082,487

      o Detecting Genetic Predisposition to Sight-Threatening Diabetic Retinopathy, US 09/037,472

      o   Transgenic Models of Inflammatory Disease, PCT/US98/24287

      o   Diagnostic and Therapeutics for Sepsis, US 09/183,850

      o   Therapeutics and Diagnostics Based on IL-1B Mutation, US09/247,874

      o   Diagnostics and Therapeutics for Vascular Diseases, pending

      o   Prediction of Inflammatory Diseases, PCT GB 98/01481

      o Diagnostics and Therapeutics for Diseases Associated with an IL-1 Inflammatory Haplotype, pending

      o   Designer Proteases, US 09/266,498

      o   The IBR Gene and Polypeptide Products, 60/144,298


APPLICATIONS IN PROCESS

      o   Diagnostics and Therapeutics for MIF Polymorphisms

      o   Diagnostics and Therapeutics for Retinopathy

      o   Diagnostic and Therapeutics for Chronic Obstructive Airway Disease

                                   SCHEDULE 3

                          EXISTING PROJECT AGREEMENTS

                                  CONFIDENTIAL

1. Interleukin Genetics Development And Commercialization Project Agreement (Osteoporosis) dated September 1, 1996 entered into by IL and the University.

2. Interleukin Genetics Development And Commercialization Project Agreement (Atherosclerosis Including Coronary Artery Disease) dated September 1, 1996 entered into by IL and the University.

3. Interleukin Genetics Development And Commercialization Project Agreement (Eye Diseases Among Diabetics) dated September 1, 1996 entered into by IL and the University.

4. Interleukin Genetics Development And Commercialization Project Agreement (Protease Technology) dated October 1, 1996 entered into by IL and the University.

5. Interleukin Genetics Research Support Agreement and Amendments to Various Existing Project Agreements, dated July 1, 1997 entered into by IL and the University.

6. Interleukin Genetics Development And Commercialization Project Agreement (Chronic Obstructive Lung Disease Including Asthma) dated August 1, 1997 entered into by IL and the University.

7. Amendment No. 1 to Interleukin Genetics Development and Commercialization Project Agreement (Protease Technology), dated August 1, 1997 entered into by IL and the University.

8. Interleukin Genetics Development And Commercialization Project Agreement (Signal Transduction) dated January 1, 1998 entered into by IL and the University.

9. Interleukin Genetics Development And Commercialization Project Agreement (Interleukin Knockout) dated January 1, 1998 entered into by IL and the University.

10. Interleukin Genetics Development and Commercialization Project Agreement (Protease Technology), October 1, 1996.

                                   SCHEDULE 4

                            SHEFFIELD INVESTIGATORS

                                  CONFIDENTIAL


[Confidential treatment has been requested for portions of this page. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been seperately filed with the Securities and Exchange Commission.]

Sheffield Investigators shall mean Professor Gordon Duff and other parties (including employees, consultants, faculty, technicians, visiting scientists, students, and/or post-doctoral associates) working for or within the Department of Molecular and Genetic Medicine that are: (a) listed below; (b) performing research collaboratively with Professor Gordon Duff within the Field of Use; or (c) performing research where Professor Gordon Duff is the instigator, principal investigator or supervisor.

Sheffield Investigators within the Department of Molecular and Genetic
Medicine:

      [**]

      Sheffield Investigators shall also mean other parties (including employees, consultants, faculty, technicians, visiting scientists, students, and/or post-doctoral associates) outside the Department of Molecular and Genetic Medicine that are listed below.

      [**]

                                   SCHEDULE 5

                             SUBSCRIPTION AGREEMENT

                                   SCHEDULE 6

                             STOCK OPTION AGREEMENT

                                   SCHEDULE 7

                        SHEFFIELD INVESTIGATOR AGREEMENT